Exhibit 10.28
Severance-related acceleration of vesting
As of February 2, 2011, certain award agreements for restricted stock of Piper Jaffray Companies (the “Company”) have been amended to provide for accelerated vesting upon a severance event if certain conditions are met. Included among the award amended were the following forms of agreement filed as exhibits to this Form 10-K for the year ended December 31, 2010 (i) form of restricted stock agreement for employee grants 2009 related to 2008 performance (Exhibit 10.7); (ii) restricted stock agreement for employee grants in 2010 related to 2009 performance (Exhibit 10.8); and (iii) restricted stock agreement for employee grants in 2011 related to 2010 performance (Exhibit 10.9). The following is the text of the amendment:
“If the recipient’s employment by the Company or an affiliate is involuntarily terminated as a result of a Company-determined severance event (i.e., an event specifically designated as a severance event by the Company in a written notice to the recipient that he or she is eligible for severance benefits under the Company’s Severance Plan, as may be amended from time to time), then the unvested Currently Outstanding Awards will, as set forth in writing in a severance agreement, vest in full upon the expiration of a thirty-day period commencing upon the recipient’s execution of a general release of all claims against the Company, on a form provided by the Company for this purpose and within the timeframe designated by the Company; provided that, no such vesting will occur unless (i) the recipient has not revoked the general release and it remains effective and enforceable upon expiration of the thirty-day period following its execution, and (ii) the recipient has complied with the terms and conditions of the Severance Plan and the applicable severance agreement.”